UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2016

CLS HOLDINGS USA, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-174705	45-1352286
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1435 Yarmouth Street
Boulder, Colorado	80304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 438-9132

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 12, 2016, CLS Holdings USA, Inc. (the “Company”) issued convertible promissory notes to Frank Koretsky, a director of the company, in the amount of $895,000 (the “Koretsky Note”), and Jeffrey Binder, an officer and director of the Company, in the amount of $50,000 (the “Binder Note” and, together with the Koretsky Note, the “Notes”), to finalize the terms of repayment with respect to loans made to the Company by Mr. Koretsky and Mr. Binder. The Notes, which otherwise contain identical terms, are unsecured and bear interest at the rate of 6% per annum. No payments are required until January 1, 2017, at which time all accrued interest becomes due and payable. Principal and additional accrued interest will be paid in eight equal quarterly installments beginning on April 1, 2017. The Notes may be prepaid by the Company with no penalty at any time upon thirty days written notice.

The holder of each Note may, at any time prior to payment or prepayment in full, convert all principal and accrued interest thereunder, in whole or in part, into the Company’s securities. Upon such an election, the holder will receive one “Unit” for each $0.75 converted, with each Unit consisting of one (1) share of common stock and a five-year warrant to purchase (1) share of common stock at a price of $1.00 per share.

The Koretksy Note and Binder Note are incorporated as Exhibit 10.1 and Exhibit 10.2, respectively, to this Report and the summary description of the terms thereof contained herein is qualified in its entirety by reference to Exhibit 10.1 and Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1      Convertible Promissory Note dated January 12, 2016 in favor of Frank Koretsky in the original principal amount of $895,000.

10.2      Convertible Promissory Note dated January 12, 2016 in favor of Jeffrey Binder in the original principal amount of $50,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLS HOLDINGS USA, INC.

Date: January 19, 2016	By:	/s/ Jeffrey I. Binder
Jeffrey I. Binder
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Convertible Promissory Note dated January 12, 2016 in favor of Frank Koretsky in the original principal amount of $895,000.

10.2	Convertible Promissory Note dated January 12, 2016 in favor of Jeffrey Binder in the original principal amount of $50,000.